EXHIBIT 10.2

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release Agreement (“Agreement”) made as of October 10, 2013 is by and among Produced Water Solutions, Inc., a Colorado corporation (“PWS”), Frac Water Systems, Inc., a Nevada corporation (“FWSI”), and Montrose Capital Limited (“Montrose”).

R E C I T A L S

WHEREAS, PWS and Montrose are parties to a June 13, 2013 Term Sheet (the “Term Sheet”); and

WHEREAS, the Term Sheet contemplated a series of transactions whereby, among other things, Montrose would arrange $250,000 in bridge financing for PWS; and

WHEREAS, on July 1, 2013 the $250,000 bridge financing was completed and PWS issued $250,000 of 10% Secured Convertible Promissory Notes of PWS dated July 1, 2013 (the “Notes”); and

WHEREAS, the Term Sheet further contemplated a reverse triangular merger (the “Merger”) among PWS, the shareholders of PWS and a publicly traded US corporation which was subsequently determined to be FWSI, under which Merger PWS would become a wholly owned operating subsidiary of FWSI; and

WHEREAS, the Notes were subject to mandatory conversion at the effective time of the Merger into units of FWSI; and

WHEREAS, PWS is engaged in the business of providing economically and environmentally sound solutions for the treatment and recycling of wastewater resulting principally from oil and gas exploration and production activities (the “Business”); and

WHEREAS, PWS, FWSI, and Montrose have determined not to proceed with the Merger contemplated by the Term Sheet, choosing instead to have FWSI engage directly in the Business and for PWS, pursuant to a Joint Venture Agreement (the “JV Agreement”) between PWS and FWSI, to provide consulting services to FWSI related to the Business and to also provide FWSI with three (3) “shovel ready” Projects (as defined in Section 2 hereof) which Projects are identified on Schedule A hereto and are related to the Business (hereinafter referred to as the “Projects”); and

WHEREAS, pursuant to the JV Agreement, FWSI shall have a right of first refusal with respect to the three (3) Projects at least one (1) of which shall be accepted by FWSI (the “Guaranteed Project”); and

WHEREAS, as partial consideration for the acquisition of the Guaranteed Project, upon execution of the JV Agreement, FWSI shall cause to be issued to the holders of the Notes, and shall cause the holders of the Notes to accept as partial payment thereof, senior convertible notes of FWSI, which shall constitute part of the senior convertible notes to be offered by FWSI to prospective subscribers in a $2,000,000 offering, in an aggregate principal amount equal to $100,000 plus accrued interest thereon, and PWS shall be relieved from liability on the Notes to the extent of the payment made by FWSI through issuance of its senior convertible notes; and

WHEREAS, following the acquisition of the Guaranteed Project, each time FWSI accepts, an additional Project pursuant to and in accordance with the terms of the JV Agreement, FWSI shall cause to be issued to the holders of the Notes and shall cause the holders of the Notes to accept as partial payment thereof, senior convertible notes of FWSI, identical in all material respects to the senior convertible notes to be offered by FWSI to prospective subscribers in a $2,000,000 offering, in an aggregate principal amount equal to $75,000 plus accrued interest thereon, and PWS shall be relieved from liability on the Notes to the extent of the payment made by FWSI through issuance of its senior convertible notes; and

WHEREAS, at such time, if ever, that FWSI has accepted all of the Projects pursuant to and in accordance with the terms of the JV Agreement, the Notes shall be cancelled in full and the UCC financing statement (the “UCC Financing Statement”) filed by PWS and its wholly owned subsidiary, PWS Well Services, LLC in favor of Gottbetter & Partners, LLP, as the Collateral Agent on behalf of the holders of the Notes, in connection with the Notes, shall be terminated; and

WHEREAS, PWS, FWSI and Montrose wish to terminate the Term Sheet, the Mutual Confidentiality, Non-Disclosure and Non-Circumvention Agreement dated June 12, 2013 between Montrose and PWS (the “NDA”), and all other Agreements among the parties related to, or arising from, or in contemplation of, the Term Sheet or the NDA.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the undertakings herein set forth, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Execution of Agreement and Settlement.   This Agreement and the JV Agreement shall be executed simultaneously and shall be effective as of October 9, 2013. All persons executing this Agreement in representative capacities represent and warrant that they have full power and authority to bind their respective corporations.

2.          Projects.  For purposes of this Agreement, “Projects” shall mean the Projects identified in Schedule A attached hereto. Projects accepted in writing by FWSI shall be referred to as “Accepted Projects”. Shovel ready shall mean that such Projects have in place all required, permits, licenses, waivers, authorizations, consents, assignments and approvals necessary for the commencement and operation of the Project have been obtained.

3.          Release by PWS.  PWS hereby releases Montrose, FWSI, and their officers, directors, partners, employees, legal counsel, advisors and shareholders from any and all claims, demands, causes of action, contract obligations, damages, attorneys' fees or costs whatsoever, at law or in equity or otherwise, whether direct or indirect, known or unknown, which the releasing party now owns or holds, or has at any time heretofore owned or held, or may in the future own or hold, against the persons and entities they are releasing, or any of them, in any capacity, which are or may be based upon any facts, acts, omissions, representations, contracts, agreements, events, or matters of any kind occurring or existing at any time on or before the date of this Agreement, including those which arise out of, or are related to the Term Sheet and/or the NDA.

4.          Release by Montrose and FWSI.   Montrose and FWSI hereby release PWS and its officers, directors, partners, employees, legal counsel, advisors, and shareholders from any and all claims, demands, causes of action, contract obligations, damages, attorneys' fees or costs whatsoever, at law or in equity or otherwise, whether direct or indirect, known or unknown, which the releasing party now owns or holds, or has at any time heretofore owned or held, or may in the future own or hold, against the persons and entities they are releasing, or any of them, in any capacity, which are or may be based upon any facts, acts, omissions, representations, contracts, agreements, events, or matters of any kind occurring or existing at any time on or before the date of this Agreement, including those which arise out of, or are related to the Term Sheet and/or the NDA.

5.          Notes.  If less than all of the Projects have been accepted by FWSI on or prior to January 1, 2014 (the “Maturity Date”), the Notes will remain due at the Maturity Date, as to their then outstanding principal amount and all accrued interest due thereon, after application of the payments described herein and in the JV Agreement to made by FWSI through issuance of its senior convertible notes. Upon execution of the JV Agreement, FWSI shall make a partial payment under the Notes through the issuance of senior convertible notes, which shall constitute part of the senior convertible notes to be offered by FWSI to prospective subscribers in a $2,000,000 offering, in an aggregate principal amount equal to $100,000 plus accrued interest thereon, and the amount due and payable by PWS under the Notes shall be correspondingly reduced (e.g. to a principal amount of $150,000 plus accrued interest). If, on or prior to the Maturity Date, FWSI accepts a second Project under the terms of the JV Agreement, FWSI shall simultaneously issue senior convertible notes in an aggregate principal amount equal to $75,000 plus accrued interest thereon, and the amount due and payable by PWS under the Notes shall be correspondingly reduced (e.g. to a principal amount of $75,000 plus accrued interest). If, on or prior to the Maturity Date, FWSI accepts a third Project under the terms of the JV Agreement, FWSI shall simultaneously issue senior convertible notes in an aggregate principal amount equal to $75,000 plus accrued interest thereon, and at that time, the Notes shall be deemed to be paid in full. Until the Notes are converted or paid in full, the UCC Financing Statement shall remain in effect,

6.          Unknown Claims; Equal Participation in Drafting.  The parties agree that each has had the time to consult with their attorneys concerning this Agreement and that each has had the opportunity to consider whether there may be future damages, claims, liabilities or obligations that presently are unknown, unforeseen or not yet in existence and hereby consciously and knowingly accepts the risk that future damages, claims, liabilities or obligations that presently are unknown, unforeseen or not yet in existence may occur and consciously and knowingly intends to release the other party from same. The parties have participated and had an equal opportunity to participate in the drafting of this Agreement. No ambiguity shall be construed against any party based upon a claim that that party drafted the ambiguous language.

7.          The Agreement Is A Bar To Any Future Action Against Any Party.  The parties agree that they have not commenced or prosecuted and will not commence or prosecute any action or proceeding for recovery of damages or for any form of equitable relief, declaratory relief or any other form of action or proceeding or arbitration against the other parties or any of them arising out of any event or transaction that occurred prior to the date hereof. Except as provided above, this Agreement shall constitute a judicial bar to the institution of any such action or proceeding or any assignment thereof.

8.          Denial of Liability.  The parties understand and agree that this Agreement constitutes a compromise and settlement of possible disputed claims of the parties, which claims are denied and contested by each party.  This settlement is premised upon the parties’ desire to terminate any potential dispute and buy their peace. No part of this Agreement shall be deemed or construed to be an admission by any party of liability, responsibility or fault of any kind.

9.          Attorneys’ Fees and Costs.  The parties each agree to pay their own costs and attorneys’ fees incurred with regard to any matters between the parties related to this action.

10.       Confidentiality.  The parties shall not disclose any of the terms or conditions of this Agreement to any person, unless such disclosure is compelled by reason of a court order, the order of any regulatory authority or if disclosure is required by reason of public company reporting requirements.

11.       Entire Agreement.  This Agreement, the Settlement Agreement and Mutual Release among PWS, Aton Select Fund Limited and Adrien Ellul, and the JV Agreement taken together constitute the entire agreement of the parties with respect to the subject matter of this Agreement. This Agreement may not be modified, interpreted, amended, waived or revoked orally, but only by a writing signed by all parties.  No party is entering into this Agreement in reliance upon any oral or written promises, inducements, representations, understandings, interpretations or agreements other than those contained in this Agreement.

12.       Counterparts.  This Agreement may be executed in counterparts. A party shall be bound hereby upon the execution of this Agreement.

13.       Applicable Law; Jurisdiction.  THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.  In any action between or among any of the parties arising out of this Agreement, (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts having jurisdiction over New York County, New York; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court having jurisdiction over New York County, New York; (iii) each of the parties irrevocably waives the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with this Agreement.

14.       Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; or (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to Montrose or FWSI:	c/o Gottbetter & Partners, LLP
488 Madison Avenue
New York, NY 10016
Attention: Adam S. Gottbetter, Esq.
Telephone: 212.400.6900
Facsimile: 212.400.6901

If to PWS:	Produced Water Solutions, Inc.
2425 W. I-25 Frontage Road
Erie, CO 80516
Attention: George A. Kast, CEO
Telephone: 303.215.9595
Facsimile: 303.215.0595

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PRODUCED WATER SOLUTIONS, INC.

By:	/s/ George A. Kast
Name:	George A. Kast
Title:	Chief Executive Officer

FRAC WATER SYSTEMS, INC.

By:	/s/ Nadine Smith
Name:	Nadine Smith
Title:	Chief Executive Officer

MONTROSE CAPITAL LIMITED

By:	/s/ Mark Tompkins
Name:	Mark Tompkins
Title:	Chief Executive Officer